Exhibit 16.1

February 27, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Merchants Bancshares, Inc. and, under the date of March 8, 2012, we reported on the consolidated financial statements of Merchants Bancshares, Inc. and subsidiaries (the Company) as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011. On February 21, 2013, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 27, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement the change was approved by the Board of Directors and we are not in a position to agree or disagree with the Company’s statement that Crowe Horwath LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KMPG LLP

KPMG LLP